Filed Pursuant to Rule 424(b)(2)
Registration No. 333-170756

PROSPECTUS SUPPLEMENT
(To Prospectus Supplement dated March 29, 2011
and Prospectus dated December 3, 2010)

65,000 Shares

Supertel Hospitality, Inc.

Common Stock

Pursuant to an equity distribution agreement dated March 29, 2011 between Supertel Hospitality, Inc. (the “Company”), Supertel’s operating partnerships, and JMP Securities LLC (“JMP”), during the three months ended December 31, 2011 the Company sold, through JMP, as agent (the “Agent”) of the Company, an aggregate of 65,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), pursuant to ordinary brokers’ transactions on the Nasdaq Global Market.

Gross Proceeds to Company	$53,191.00

Commission to Agent	$2,659.55

Net Proceeds to Company (before expenses)	$50,531.45

On February 7, 2012, the closing price of the Company’s Common Stock on the Nasdaq Global Market was $1.17.

This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus, dated December 3, 2010 and the prospectus supplement, dated March 29, 2011.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the prospectus supplement and prospectus to which it relates are truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 8, 2012.